Exhibit 10.3
Confidential
September 12, 2022

Via Hand Delivery - Personal and Confidential

Jason Cole
[on file with the Company]

Dear Jason,

As discussed, your employment with bluebird bio, Inc. (“bluebird” or the “Company”) shall terminate effective October 14, 2022. This letter (the “Agreement”) summarizes the terms of your separation from employment and establishes an amicable arrangement under which you release the Company from any claims, and, in return, you receive severance pay and other benefits.

This Agreement should be reviewed by you at your leisure, but must be executed by you and returned to bluebird within twenty-one (21) days after you receive it. If you do not sign and return this document within that time frame, this offer of severance pay contained herein will expire. The Company advises you to consult with counsel of your own choosing before signing this Agreement.

Please excuse the formality of this letter, and do not hesitate to contact me with any questions after you have had a chance to review it.

1.    Employment Status; Final Payments; Benefits Cessation:

(a)    Employment Status: Your employment shall terminate on October 14, 2022 (the “Separation Date”).

(b)    Final Wage Payments (Non-Contingent): As of the Separation Date, your salary shall cease and you will no longer be entitled to the payment of a base salary, bonus or any other form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to you all earned but unpaid base salary and accrued but unused vacation up to the Separation Date. You will receive this payment regardless of whether you execute this Agreement.

(c)    Expense Reimbursement (Non-Contingent): The Company will reimburse you for appropriately documented business expenses per Company policy that you have incurred up to the Separation Date, provided that you submit all documentation of any such expenses within five (5) days of the Separation Date and in accordance with applicable Company policy.

(d)    Benefits Cessation: As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below; provided that the Company shall continue your medical, dental, and vision coverage until October 31, 2022. Your rights to benefits, if any, are governed by the terms of the respective benefit plans and programs. October 31, 2022 shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You may, upon timely completion of the required forms, continue your medical and dental insurance coverage to the extent permitted by COBRA. You will receive information pertaining thereto under separate cover.

(e)    Stock Options: The terms of any outstanding option grants and restricted stock unit grants to you (“Outstanding Equity Grants”) are set forth in and governed by the applicable stock option agreement(s), applicable restricted stock unit agreement(s), and applicable stock option plans, including the bluebird bio, Inc. 2010 Stock

Option and Grant Plan and the bluebird bio, Inc. 2013 Stock Option and Incentive Plan (the “Stock Plans”) (the option agreement(s), the restricted stock unit agreement(s) and Stock Plans, together, constitute the “Equity Documents”). Please consult the Equity Documents for further information.

2.    Consideration: In exchange for, and in consideration of, your full execution of and compliance with this Agreement (and any other agreement with the Company that survives the termination of your employment), the Company will provide you with the following:

(a)    Severance Payments: The Company will pay to you an amount equal to 52 (fifty-two) weeks of your gross regular salary (at the weekly rate of $10,096.15). These payments will commence on the first regularly scheduled payday following the Effective Date (defined in Section 11) and shall continue thereafter in accordance with the Company’s regularly scheduled payroll cycle (the “Severance Period”).

(b)    Payment of COBRA Premiums: Provided you timely and properly have elected COBRA coverage in accordance with the Company’s COBRA election procedures, the Company shall continue to pay its share of your group medical and dental insurance premiums through (A) the later of October 31, 2023 or the termination date of the Consulting Agreement (defined below), or until (B) such earlier time as you (i) obtain alternate medical, dental, and vision insurance or (ii) become ineligible for COBRA benefits. You remain responsible for your share of such premiums during the Severance Period, which you agree shall be deducted from the severance payments described above. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. You agree to immediately notify the Company upon starting employment with any individual or entity that provides medical, dental or vision insurance. Please note that this subsection (b) is to be modified, as required, and by mutual agreement of the parties, to comply with the non-discrimination rules and other provisions and requirements of the Patient Protection and Affordable Care Act.

(c)    Consulting Agreement: The Company agrees to engage you as a consultant after the Separation Date. The Consulting Agreement as Exhibit A hereto (“Consulting Agreement”) shall become effective on the Separation Date, the terms of which shall be incorporated herein. During your engagement as a consultant, your Outstanding Equity Grants will continue to vest. On the last day of your consulting engagement all vesting will cease, and the unvested portion of the Outstanding Equity Grants will expire. Your Outstanding Equity Grants will continue to be subject to the Equity Documents in all respects.

You expressly acknowledge and agree that the payments and benefits provided to you under this Section 2 are benefits to which you are not otherwise entitled to receive and are being given to you solely in exchange for your promise to be bound by the terms of this Agreement.

3.    Taxes; Code Section 409A:

(a)    Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. The Company shall undertake to make deductions, withholdings and tax reports with respect to the payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)    It is intended that each installment of the payments and benefits provided under Section 2 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

4.    General Release of Claims; Accord and Satisfaction:

(a)    General Release: In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, discharge, indemnify and hold harmless the Released Parties (defined in Section 4(h) below), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (the “Claims”).

This general release includes, without limitation, any and all legally waivable claims arising out of or in connection with:

(i)    your employment, change in employment status, and/or termination of employment with the Company;

(ii)    any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974 , as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“COBRA”); the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended (“ADA”); the ADA Amendments Act, the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”); the Older Workers Benefits Protection Act (“OWBPA”); the Lilly Ledbetter Fair Pay Act; the Genetic Information Non-Discrimination Act (“GINA”); the Occupational Safety and Health Act, as amended (“OSHA”); the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”); and all laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity, marital status, pregnancy, national origin, genetic carrier status, ancestry, handicap or disability, alienage, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii)    any applicable state or local laws respecting employment, including but not limited to, The Massachusetts Fair Employment Practices Law (MGL ch. 151B); The Massachusetts Equal Rights Act; The Massachusetts Equal Pay Act; The Massachusetts Privacy Statute; The Massachusetts Civil Rights Act; The Massachusetts Domestic Violence Leave Act (MGL ch. 149 § 52E); and The Massachusetts Consumer Protection Act; The Massachusetts Payment of Wages Act (MGL ch. 149 §§148 and 150); the Massachusetts Overtime regulations (MGL ch.151 §§ 1A and 1B); the Meal Break regulations (MGL ch.149 §§ 100 and 101); and the Earned Sick Time Law (MGL ch. 149, § 148C).

(iv)    breach of contract, whether oral or written, express or implied, or breach of the implied covenant of good faith and fair dealing;

(v)    legally waivable claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, or intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy, tortious interference; and

(vi)    any other tort, statutory or common law cause of action.

(vii)    You release the Released Parties from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any state wage and hour related claims arising out of or in any way connected with your employment with the Company, including and any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(b)    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because you are 40 years of age or older, you hereby are informed that you have or might have specific rights and/or claims under the ADEA, as amended, and you agree and understand that:

(i)    In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii)    You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived;

(iii)    You acknowledge that you have been advised that you should consult with your counsel of choice prior to executing this Agreement, that you have twenty-one (21) days to review this Agreement and consider its terms before signing it, and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(iv)    You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this document; and

(v)    You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Please see Section 11 for more details.

(c)    Period for Review and Consideration:

(i)    You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(ii)    The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(d)    No Claims Through Others: You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and You specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Sections 4(a) and (b).

(e)    Interpretation: The foregoing general release-of-claims provisions shall be given the broadest possible interpretation permitted by law. The listing of specific claims shall not be interpreted to exclude any other claims not specifically listed therein.

(f)    Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, bonuses, commissions, bonuses or other incentive compensation, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

(g)    Exclusions: This release of claims set forth in Section 4 does not include any claim to enforce this Agreement or any claim which, as a matter of law, cannot be released by private agreement, such as a claim for workers’ compensation or unemployment, or any claim that arises after the date you execute this Agreement.

Further, you are not waiving your right to enforce the terms of this Agreement or your rights to vested benefits under the Company’s 401(k) plan.

(h)    Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: (i) the Company; (ii) all of the Company’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of the Company’s successors and/or assigns, as well as legal representatives; (iv) all of the Company’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all individually, in their capacity acting on the Company’s behalf, and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

5.    Covenant Not to Sue: A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release of claims in Sections 4(a) and (b). Besides waiving and releasing the claims covered by Section 4, you agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a) and (b). You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency. Notwithstanding this Covenant Not To Sue, you may bring a claim as permitted in Section 12. Except as set forth in Section 12 or as permitted pursuant to this Section 5, if you institute any other action, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal. Notwithstanding the foregoing, should you bring an action to challenge the validity of the release and waiver of ADEA claims described in Section 4(b) and (c), the Company acknowledges that it will not be entitled to recover costs and expenses (including attorneys’ fees) incurred in the defense of the validity of the release and waiver of ADEA claims.

6.    Company Property: By the Separation Date, unless reasonably required to perform your obligations under the Consulting Agreement, you agree to return to the Company all Company property and materials, including, but not limited to, laptops, cds, dvds, hard drives, portable drives, smart/mobile phones, intangible information stored on any such hardware and/or media, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and Confidential Information (as that term is defined in your Nondisclosure Agreement (see Section 8 below), charge/credit cards, building keys and passes, trial information, clinical information, lab notes, lab notebooks, memoranda, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”). If you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return. In addition, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date. Failure to return immediately any such materials will be considered a breach of this Agreement.

7.    No Liability or Wrongdoing: You understand and agree that the release and accord and satisfaction set forth in Section 4(f) constitute a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence, of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

8.    Future Conduct:

(a)    Assignment of Invention, Nondisclosure and Noncompetition Agreement: You confirm the existence and continued validity of the Assignment of Invention, Nondisclosure and Noncompetition Agreement (the “Nondisclosure Agreement”) except as modified below. A copy of your NDA is enclosed herewith. You agree that your obligations under the Nondisclosure Agreement expressly survive the end of your employment. If you fail to abide by your obligations under the Nondisclosure Agreement, the Company immediately may terminate all severance benefits set forth in Section 2 in addition to, and not in lieu of, seeking all other legal and equitable relief.

(b)    Non-disparagement: Other than as permitted in Section 12, you agree not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees. Further, you shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to it.

(c)    Confidentiality of this Agreement: Other than as permitted in Section 12, you agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the amount of the severance and benefits agreed to in this Agreement to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, or (iv) when otherwise compelled by law.

(d)    Advance Notice: Except as set forth in Section 12 or as otherwise permitted by applicable law, you agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your Nondisclosure Agreement), the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties. Please direct such notice in writing to the Company’s Chief Legal Officer, Jason Cole, at least ten (10) business days before compliance with any subpoena or order; if the subpoena or order requires compliance within less than ten (10) business days, however, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five (5) business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential information.

(e)    Breach; Remedies: If you breach this Agreement or any other agreement referenced herein (including the Nondisclosure Agreement), you agree that: (i) the Company shall be relieved of its obligations to make any further payments to you under Section 2; (ii) the Company will be entitled to recover payments already made to you pursuant to Sections 2(a) and (b) if such breach is finally adjudicated in a court of law; and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement, to the extent such recovery is not prohibited by law. This Agreement in all other respects, including, but not limited to, the release provisions in Sections 4(a) and (b), shall remain in full force and effect. The remedies in this Section shall be in addition to, and not as an alternative to, any other available remedies at law or in equity.

9.    Cooperation: You agree to cooperate fully with bluebird’s employees and business partners in smoothly, effectively, and completely transitioning your work as the Company may designate. You agree to make yourself available to bluebird for reasonable periods of time (at mutually convenient times, taking into account your personal and/or professional commitments), either by telephone or, if you and bluebird believe necessary, in person upon reasonable notice, to assist with matters relating to work performed by you on bluebird’s behalf. You also agree to cooperate with bluebird and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein bluebird is a party. Such cooperation includes, but is not limited to, meeting with bluebird’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding. The Company shall reimburse you for any reasonable and approved out-of-pocket travel-related costs and expenses you incur in connection with such cooperation.

10.    Representations and Governing Law:

(a)    Entire Agreement; Amendment; Waiver; Construction of Agreement: This Agreement, the Non-Disclosure Agreement, the Equity Documents and the Consulting Agreement set forth the complete and sole agreement between the parties and supersede any and all other agreements or understandings, whether oral or written, express or implied. This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

(b)    Governing Law; Consent to Jurisdiction: This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such Commonwealth. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such Commonwealth, and you hereby submit to the jurisdiction and venue of any such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)    Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d)    Assignment: You shall not assign this Agreement; the Company may assign this Agreement. The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e)    Acknowledgment of Company’s Compliance with Applicable Law: You represent that:

(i)    you have not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by him or her as an employee or resulting from his or her exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

(ii)    you have been paid all earned wages and accrued unused vacation as of the Separation Date;

(iii)    the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iv)    you warrant that you have not suffered any work-related injury associated with your employment with the Company that has not previously been disclosed to the Company through a workplace injury report or a workers’ compensation claim.

(f)    Counterparts: This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. This Agreement may be executed by facsimile or electronic signature, and any such signature by any party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile signature were an original signature.

11.    Review Period; Expiration of this Offer: As set forth in Section 4(b)(iii) and 4(c)(i) and (ii), you may consider this Agreement for up to twenty-one (21) days before signing it. For a period of seven (7) business days from the date when this Agreement becomes executed by you, you have the right to revoke this Agreement by written notice to me. For such a revocation to be effective, it must be delivered or postmarked before the expiration of the seven (7) business day revocation period. This Agreement shall become effective on the first day following the expiration of the revocation period without your having revoked (the “Effective Date”). Because this Agreement includes a waiver and release of your rights, the Company advises you to consult with an attorney prior to executing it.

12.    No Interference with Rights. You understand, agree and acknowledge that nothing in this Agreement, including, without limitation, the sections labeled, Confidentiality of this Agreement, Non-Disparagement, Company Documents, General Release of Claims, No Pending Claims, and Cooperation, prohibits or bars you from reporting possible violations of any law or regulation, providing truthful testimony in any legal proceeding, or from cooperating with, making truthful disclosures to, providing documents or other information to, or filing a charge with any governmental authority (including, without limitation, the United States Equal Employment Opportunity Commission, the Securities and Exchange Commission, and the National Labor Relations Board), or from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (“DTSA”). You understand, agree and acknowledge that under the DTSA, (a) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement and/or with respect to any charge filed with any governmental authority, you agree to release and waive your right (if any) to any individual monetary damages or other individual recovery (including, without limitation, attorneys’ fees) as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party, except where such a waiver of individual relief is prohibited by law, and except for any right you may have to receive a payment directly from a government agency (and not the Company) for information provided to the government agency.

If this letter correctly states the understanding and agreement we have reached, please indicate your acceptance by countersigning the enclosed copy within twenty-one (21) days after you have received it. If you do not return an executed copy of this Agreement within that time frame, this severance offer will expire.

We thank you for your service and wish you well.

Very truly yours,

bluebird bio, Inc.

By: /s/ Andrea Walton
Title: Chief People Officer

PLEASE REVIEW CAREFULLY

THIS AGREEMENT HAS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE. YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THE RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING IT.

YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A JURY FOR ANY AND ALL DISPUTES AND CLAIMS RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, AND/OR THE EMPLOYMENT RELATIONSHIP.

YOUR EMPLOYMENT BY THE COMPANY HAS TERMINATED. SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF YOU DO NOT ACCEPT IT, YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND VOLUNTARILY ARE EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ Jason F. Cole	Date:	September 12, 2022
Jason F. Cole

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Jason F. Cole, acknowledge that I was informed and understand that I have twenty-one (21) days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the twenty-one (21) day period.

Dated:	September 12, 2022	/s/ Jason F. Cole
Jason F. Cole

Dated:
Witness: